Exhibit 99.1

       FCG Announces Sale of Coactive Call Center Service Line

    LONG BEACH, Calif.--(BUSINESS WIRE)--Feb. 2, 2005--First Consulting Group, Inc. (FCG) (NASDAQ:FCGI) today announced it would discontinue providing telephone based marketing and information services (i.e., nurse help line/triage; physician referral) that it had acquired as part of its acquisition of Coactive Systems Corporation in May 2003. The discontinuation of this service line does not impact FCG's extensive IT help desk services that it provides to its full and discrete outsourcing clients. FCG will also retain its call center services software product Full Contact(TM).
    In keeping with its core commitment to serve its clients, FCG has arranged to have existing client relationships served by a leading provider of call center services in healthcare. Effective February 2, 2005, FCG has completed the sale of its contracts relating to this service line to privately-held MPB Group, LLC, which does business as The Beryl Companies and is based in Bedford, Texas. FCG will continue to provide post-acquisition services to The Beryl Companies under a subcontract during an expected 60-day client transition period.
    FCG expects to record a charge in the fourth quarter of 2004 of approximately $1.6 million, relating to the discontinuance of this service line. This loss on disposition of discontinued operations primarily consists of the writeoff of goodwill. The discontinuation of these services is expected to result in improved pretax income from continuing operations of approximately $300,000 per quarter, or $1.2 million, in 2005. Additionally, the company expects to report a loss from discontinued operations in the first quarter of 2005 of $500,000 net of tax, or 2 cents per share, due to wind-down costs.

    About The Beryl Companies

    The Beryl Companies have provided outsourced customer service solutions exclusively to the healthcare industry since 1985. More than 500 hospitals, hospital systems and other healthcare organizations have utilized Beryl's call center services. Beryl's call advisors have provided physician/service referrals, health information, telephone nurse triage and class/seminar registration to more than 15 million callers. In addition, many Beryl customers interact via email and the Internet. Beryl's corporate offices are located in Bedford, Texas. For more information about The Beryl Companies, visit www.beryl.net or call 817-799-3700.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementations and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of on-site, off-site and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its client's performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Important Notice Regarding Forward-Looking Statements

    This release contains forward-looking statements regarding the expected impact on FCG's financial results due to the discontinuation of the call center services described in this press release. These forward-looking statements involve known and unknown risks which may cause actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include (i) whether the transition of clients from FCG to The Beryl Companies can be completed in an effective manner; (ii) the ability of FCG to effectively wind-up the operations relating to service line described in this press release; and (iii) other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: First Consulting Group, Inc.
             Luther J. Nussbaum, 562-624-5221
              lnussbaum@fcg.com
             Chuck McBride, 562-624-5300
              cmcbride@fcg.com
             Thomas A. Reep, 562-624-5250
              treep@fcg.com